Exhibit 99.1

PRESS RELEASE

[American Superconductor Logo]

American Superconductor Reports Fiscal 2003 Fourth Quarter

and Year End Results

WESTBOROUGH, Mass. – May 14, 2003 – American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for fiscal 2003 and the fourth quarter ended March 31, 2003.

Net revenues for fiscal 2003 increased 80 percent to a record $21.0 million from net revenues of $11.7 million for fiscal 2002. The net loss for fiscal 2003 was $87.6 million, or $4.21 per share, and includes non-cash charges totaling $45.3 million, or $2.18 per share for an asset impairment, an inventory write-down and an increase to the allowance for doubtful accounts. The entire $45.3 million in non-cash charges was recorded in the fourth quarter of fiscal 2003. A year ago, the company recorded a net loss of $57.0 million, or $2.79 per share for fiscal 2002.

For the fourth quarter, net revenues reached a record $10.9 million compared with $3.2 million for the fourth quarter of fiscal 2002. The net loss for the quarter totaled $54.0 million, or $2.54 per share, including the non-cash charges, compared with a net loss of $27.9 million, or $1.36 per share, for the fourth quarter of fiscal 2002.

American Superconductor ended fiscal 2003 with cash, cash equivalents and long-term investments of $20.0 million and no long-term debt. The company’s use of cash in the fourth quarter was $3.7 million.

Excluding the asset impairment, inventory write-down and increase to the allowance for doubtful accounts, American Superconductor’s pro forma net loss for fiscal 2003 was $42.4 million, or $2.03 per share, compared with $43.1 million, or $2.11 per share for fiscal 2002. For the fourth quarter of fiscal 2003, the pro forma loss was $8.7 million, or $0.41 per share, compared with a pro forma loss of $14.1 million or $0.69 per share for the fourth quarter of fiscal 2002. The pro forma net loss for fiscal 2002 excludes charges for inventory write-down and doubtful accounts, restructuring charges and certain Pirelli license costs.

American Superconductor reported net loss and net loss per share for fiscal 2003 and fiscal 2002 both in accordance with Generally Accepted Accounting Principles (GAAP) and on a pro forma basis because it believes the pro forma presentation provides investors with a useful view of the company’s operating results by isolating special charges and describing the company’s performance without them. A reconciliation of the reported pro forma net loss to the GAAP net loss appears in the financial tables of this news release.

“The fourth quarter and full year were records for American Superconductor in terms of revenues, orders and the build up in backlog,” said Chief Executive Officer Greg Yurek. “As of March 31, 2003, we had $78 million in backlog. Combined with new orders and contracts we booked in April, our April backlog climbed to $92 million, the highest level in the company’s history, providing us a strong base for revenue growth over the next couple of years. In fact, from this backlog, we expect to recognize $37 million in revenue in the fiscal year ending March 31, 2004 putting us on track to double revenue year-over-year.”

Yurek added that, based on the company’s current backlog and the cost-control measures implemented last year, American Superconductor expects to have between $5 million and $7 million in cash at the end of fiscal 2004 if no additional capital were to be raised. He also stated that the company continues to explore multiple options to raise additional cash for working capital and to enable the scale-up of its lower cost, second generation high temperature superconductor (HTS) wire manufacturing technology. “We are actively exploring a number of financing opportunities, which include potential strategic investments by corporations, potential private equity investors and several debt financing options,” Yurek said. “We are optimistic that we will be able to achieve an acceptable form and level of financing within the next 90 days.”

Commenting further on the company’s recent sales growth, Yurek said: “The orders and contracts we’ve received recently from Tennessee Valley Authority, the US Navy, Long Island Power Authority, Dupont, Northeast Utilities, and Rayburn Electric, among others, further validates our technologies and product lines, and opens a new chapter in the business growth story for AMSC.”

“We expect our SuperMachines and Power Electronic Systems businesses to be profitable and cash flow positive this fiscal year,” he added. “The AMSC Wires business unit will be a net user of cash as we continue to increase manufacturing yield from our new wire plant in its first year of operation, prime further demand for our wire products and invest in second generation wire technology.”

Yurek said he expects the company’s current HTS wire technology to be the industry standard over the next three to four years while its lower cost, second generation wire is being scaled up as a form-fit-function replacement. AMSC made rapid advances during the last fiscal year in the development of its second generation HTS wire technology, far exceeding near-term U.S. Department of Energy goals for second generation wire performance.

“AMSC has developed the highest performance, lowest cost HTS wire in the world and we have built the world’s first manufacturing plant to produce this wire in commercial volumes to meet immediate customer demand, which is beginning to accelerate,” Yurek said. “We have also achieved breakthrough results for a much lower cost, second generation wire – results that have been so successful that we are currently exploring financing alternatives to fund the scale-up of our second generation wire technology.”

Contingent on obtaining financing and continued research and development successes, American Superconductor plans to transition over the next three to four years from its first generation wire to manufacturing a lower cost, second generation HTS wire in its Devens, Mass. wire manufacturing plant. The $45.3 million in non-cash charges recorded in the fourth quarter included $39.2 million, or $1.88 per share, recorded as an impairment charge tied to the company’s decision to transition to its second generation HTS wire manufacturing methodology, in accordance with GAAP.

The future effect of the non-cash impairment charge will be a decrease in depreciation and amortization of wire manufacturing property, plant and equipment by $2.4 million annually over the next six years and a corresponding increase in earnings before interest and taxes beginning in the current fiscal year, according to company estimates.

Regarding the other non-cash charges recorded during the fourth quarter, American Superconductor decided to take an inventory write-down charge equal to the $3.4 million value of remaining low temperature superconductor storage devices. This equipment is a component of its integrated power electronic systems product line and is used for applications that require real energy to address power reliability and quality issues. While the company will continue to offer and physically maintain these storage devices, none of its sales of integrated power electronic systems during fiscal 2003 included such storage devices. Separately, the company elected to increase its allowance for doubtful accounts to cover $2.6 million in accounts receivable on its balance sheet. The company will continue its efforts to collect this receivable.

American Superconductor will host a teleconference to review fiscal 2003 fourth quarter and year-end results today at 11:00 a.m. EDT. To participate in the call, dial 785-832-1077 and use conference ID “AMSC.” Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.html. The webcast of the call will be available on the investor section of American Superconductor’s Web site through May 13, 2004. A telephonic playback of the call will also be available from 1:00 p.m. EDT Wednesday, May 14, through midnight EDT Wednesday, May 21. Please call 402-220-9185 to access the playback.

About American Superconductor Corporation (NASDAQ:AMSC)

American Superconductor develops solutions and manufactures products to dramatically improve the cost, efficiency and reliability of systems that generate, deliver and use electric power. The company has a vertically integrated portfolio of products supported by more than 500 patents, patent applications, and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. Products from AMSC include High Temperature Superconductor wire for electric power, transportation, medical and industrial processing applications; HTS motors and generators for ship propulsion; and advanced power electronic systems that ensure the quality and reliability of electricity for residential, commercial and industrial customers. More information is available at www.amsuper.com .

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American Superconductor and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation.  All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; the competition encountered by the company, including several large Japanese companies; the amount and timing of the company’s future cash requirements and the availability of satisfactory financing sources. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Financials Attached

American Superconductor Corporation

(NASDAQ: AMSC)

Results Report for Fourth Quarter Fiscal 2003

Statement of Operation Data

	Three Months ended March 31		12 Months ended March 31
Revenues	2003	2002	2003	2002
By business segment (1):
AMSC Wires	$2,888,077	$408,794	$3,960,823	$4,394,285
SuperMachines™	1,894,455	2,575,857	6,125,151	5,839,895
Power Electronic Systems	6,146,739	216,799	10,934,318	1,415,920

Total revenues	$10,929,271	$3,201,450	$21,020,292	$11,650,100

Operating loss: By business segment (1):

AMSC Wires	($45,438,326)	($11,004,288)	($66,727,224)	($26,143,475)
SuperMachines	(1,517,992)	(1,855,101)	(7,475,982)	(7,747,637)
Power Electronic Systems	(6,863,017)	(15,255,844)	(12,990,785)	(25,818,528)
Unallocated corporate expenses	(205,156)	(346,816)	(1,317,494)	(1,843,204)

Operating Loss	(54,024,491)	(28,462,049)	(88,511,485)	(61,552,844)
Interest income/other	57,919	521,616	878,558	4,567,955

Net loss	($53,966,572)	($27,940,433)	($87,632,927)	($56,984,889)

Net loss per share (Basic & Diluted)	($2.54)	($1.36)	($4.21)	($2.79)
Weighted average shares outstanding	21,221,921	20,475,253	20,830,846	20,409,233

Reconciliation of Pro Forma Net Income to Reported Results

	Three Months ended March 31		12 Months ended March 31
	2003	2002	2003	2002
Pro forma net income	($8,690,585)	($14,073,181)	($42,356,940)	($43,117,637)

Special Charges:
Impairment Loss	(39,230,877)	—	(39,230,877)	—
Inventory Write-downs	(3,421,100)	(3,464,275)	(3,421,100)	(3,464,275)
Allowance for Doubtful Accounts	(2,624,010)	(727,028)	(2,624,010)	(727,028)
Restructuring Charges	—	(5,666,059)	—	(5,666,059)
Pirelli License Costs	—	(4,009,890)	—	(4,009,890)

Subtotal Special Charges	(45,275,987)	(13,867,252)	(45,275,987)	(13,867,252)

Net Income	($53,966,572)	($27,940,433)	($87,632,927)	($56,984,889)

Pro forma net income per share	($0.41)	($0.69)	($2.03)	($2.11)
Special charges per share	(2.13)	(0.67)	(2.18)	(0.68)
Net income per share	(2.54)	(1.36)	(4.21)	(2.79)

Selected Balance Sheet Data

	March 31, 2003	March 31, 2002
Cash, cash equivalents and long term investments	$20,048,872	$68,199,610
Selected current assets:
Accounts receivable	$5,446,007	$7,583,505
Inventory	$5,117,786	$13,212,831

Property and equipment	$89,277,779	$118,928,831
Less: accumulated depreciation	(28,241,982)	(21,209,230)

Property and equipment, net	$61,035,797	$97,719,601

Total assets	$101,978,639	$197,794,924

Accounts payable & accrued expenses	$10,909,874	$20,784,931

Stockholders’ equity	$87,818,765	$172,166,187

(1)	In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company has three reportable business segments as defined by SFAS 131 – the AMSC Wires (formerly known as HTS Wire) business segment, the SuperMachines™ (formerly known as Electric Motors and Generators) business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment’s current development and manufacturing effort is on HTS wire for power transmission cables, motors and generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. Its primary focus is on ship propulsion motors and generators. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

Contact Information

Media	Adam Banker American Superconductor	508-621-4375 abanker@amsuper.com

Investors	Mary Ryan American Superconductor	508-621-4432 mryan@amsuper.com